Exhibit 10.9

SUPPLEMENTAL EMPLOYEE RETIREMENT AGREEMENT

FOR

JEFFRY E. STERBA

Effective as of March 22, 2000, Public Service Company of New Mexico (“PNM”) and Jeffry E. Sterba (“Employee”) entered into the Supplemental Employee Retirement Agreement for Jeffry E. Sterba (the “Agreement”).  Effective as of approximately December 31, 2001, PNM Resources, Inc. (“PNM Resources” or “Company”) became the corporate parent of PNM.  Employee became employed by PNM Resources on or about December 31, 2001.  Effective January 1, 2005, Employee became employed by PNMR Services Company (“Services”), which also is a subsidiary of PNM Resources.  PNM Resources and Services assumed the obligations to pay any benefits accruing to Employee during periods while Employee was employed by PNM Resources or Services and PNM Resources assumed all of the administrative responsibilities imposed upon the “Company” pursuant to this Agreement.

By the adoption of this Agreement, PNM, PNM Resources, Services and Employee amend and restate the Agreement in its entirety.  The purposes of this amendment and restatement are to clarify certain provisions of the Agreement, coordinate this Agreement with recent changes in various benefit plans sponsored by Company and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) or an exception thereto.  Section 409A became applicable to the Agreement as of January 1, 2005.  From January 1, 2005 through the Effective Date, this Agreement has been and shall be operated in good faith compliance with Section 409A or an exception thereto.  This amended and restated Agreement is effective as of January 1, 2009 (the “Effective Date”).

1.     Supplemental Retirement Benefits.  Company agrees to pay Employee the Supplemental Retirement Benefit described in this Section 1.  The Supplemental Retirement Benefit shall be a monthly benefit payable for Employee’s life equal to the difference between (a) the monthly retirement benefit that would be payable to Employee under the PNM Resources, Inc. Employees’ Retirement Plan (the “Retirement Plan”) if Employee were credited with a total of thirty (30) years of Credited Service as of February 28, 2005, calculated in accordance with Section 2, and (b) the monthly benefit deemed payable to Employee under the Retirement Plan without such additional service, calculated in accordance with Section 3.

2.     Calculation of Supplemental Retirement Benefit.  The Supplemental Retirement Benefit provided for in Section 1 of this Agreement shall be calculated based upon the Retirement Plan in effect on February 28, 2000, after taking into account the additional service described in Section 1 above.  The monthly benefit that would be payable to Employee under the Retirement Plan for purposes of clause (a) of Section 1 shall be calculated disregarding limitations imposed by Sections 401(a)(17) and 415 of the Code and similar regulatory limitations.  Employee shall not be credited with more than thirty (30) years of Credited Service (considering Employee’s actual Credited Service under the Retirement Plan and the additional Credited Service granted pursuant to Section 1).

3.     Calculation of Retirement Plan Benefit, No Duplication of Benefits.  For purposes of calculating the amount of the Supplemental Retirement Benefit due pursuant to Section 1, the benefits deemed payable under the Retirement Plan for purposes of clause (b) of Section 1 shall be calculated as follows:

(a)     The commencement date for the payment of such benefits shall be deemed to be the later of:  (1) the earliest date Employee could have begun receiving benefits under the Retirement Plan or (2) the date Employee commences receiving benefits under this Agreement;

(b)     The benefit shall be assumed to be payable in the form of a single life annuity;

(c)     The calculation shall be based upon the Retirement Plan in effect on the date such benefits are deemed to have commenced and Employee’s actual Average Earnings as provided for in the Retirement Plan, using the highest salary for three consecutive years prior to January 1, 1998, the effective date that the Retirement Plan was frozen; and

(d)     The calculation shall be based on Employee’s actual Credited Service, calculated in accordance with the provisions of the Retirement Plan.

4.     Payment due to Disability.  In the event Employee becomes Disabled prior to commencing to receive benefits under this Agreement, he shall be entitled to receive the Supplemental Retirement Benefit provided by Section 1, payable in accordance with Section 8.

5.     Payment upon Death.

(a)     Death Following Commencement of Benefit.  If Employee dies following commencement of benefits under this Agreement, whether any benefits will be paid in the future will be determined in accordance with the benefit option elected by Employee pursuant to Section 8.

(b)     Death Prior to Commencement of Benefits.  If Employee dies prior to commencement of benefits under this Agreement, the benefit payable under this Agreement shall equal the difference between (1) the benefit (i.e., the qualified pre-retirement survivor annuity) that would be payable under the Retirement Plan if Employee’s accrued benefit under the Retirement Plan was equal to the benefit calculated in accordance with Section 2 and (2) the benefit actually payable under the Retirement Plan upon Employee’s death (i.e., the qualified pre-retirement survivor annuity).  If, at the time of Employee’s death, he is not survived by either a spouse or Dependent Child, no benefit shall be payable pursuant to this paragraph.  Payment to the surviving spouse or Dependent Child shall commence as of the first day of the month following the date of Employee’s death.

6.     Severance Benefits.  In the event Employee is terminated or Constructively Terminated by Company for any reason other than Cause or as a result of a Change in Control, Employee shall receive the following severance pay in lieu of the severance pay provided pursuant to Section 4.3(a) of the PNM Resources, Inc. Non-Union Severance Pay Plan (the “Severance Plan”), as it may be amended from time to time:

One cash lump sum payment equal to sixteen (16) months of Employee’s Base Salary, with no additional cost of living, promotion, merit or other increases, plus one (1) additional week of Base Salary for each Year of Service.

If, due to an amendment of the Severance Plan or otherwise, the amount of the severance pay due pursuant to the Severance Plan, as it may be amended or replaced, is greater than the severance pay provided by this Section 6, Employee shall receive the severance pay due pursuant to the Severance Plan in lieu of the severance pay due pursuant to this Section.  For purposes of this Section 6, the Years of Service taken into account in calculating Employee’s severance pay shall be deemed to include the years of Credited Service granted to Employee under this Agreement.

Payments due pursuant to this Section 6 shall be made at the time specified in the Severance Plan.

This Section 6 is intended to supplement the Severance Plan.  In addition to receiving the severance pay called for by this Section 6 and all of the benefits provided by all of the remaining sections of this Agreement, the Employee also shall be entitled to receive any benefits (other than severance pay) to which he may become entitled under the Severance Plan.  In the event of a termination for any reason other than Cause, Employee is entitled to receive payments either pursuant to this Section 6 or payments and other benefits due under the Retention Plan, whichever is applicable.

7.     Eligibility for Retiree Health Benefits.  The applicable premium amount for benefits under the PNM Resources, Inc. Comprehensive Retiree Health Plan, or its successor, will be determined by including the Credited Service granted under this Agreement.  Notwithstanding the preceding sentence, in the event Employee is terminated by Company for Cause, unless otherwise determined by the Human Resources and Compensation Committee of the Board of Directors of PNM Resources or its successor (the “Committee”), all Credited Service granted under this Agreement shall be disregarded for purposes of calculating the applicable premium amount.  Employee acknowledges that the difference between the standard applicable premium under the Retiree Health Plan and the reduced premiums called for by this Section will be treated as taxable compensation to Employee.

8.     Form, Timing and Amount of Benefit.  All payments shall be made in accordance with this Section.

(a)     Payment of Supplemental Retirement Benefit.  Prior to the amendment and restatement of this Agreement, payments of the Supplemental Retirement Benefit provided by Section 1 to Employee were to be made “upon his retirement eligibility and election.”  Effective as of January 1, 2009, that provision is no longer permissible under the final regulations issued pursuant to Section 409A of the Code.  By the adoption of this amended and restated Agreement, Employee and Company agree and Employee elects to have payments of the Supplemental Retirement Benefit made in accordance with this Section 8(a), unless Employee elects otherwise as described in Section 8(a)(1) or (2).  The provisions of this Section 8(a) are intended to be a new payment election in accordance with the transition relief provided by Notice 2006-79 and Notice 2007-86.

As a general rule, Employee will commence receiving the Supplemental Retirement Benefit provided by Section 1 within thirty (30) days following Employee’s Separation from Service.  If Employee is a “Specified Employee” at the time of his Separation from Service, however, payments will commence on the first day of the seventh month following Employee’s Separation from Service.  Any payments that would have been paid during the first six months following Employee’s Separation from Service shall be paid on the first day of the seventh month with interest at the Citibank prime rate as determined as of the date of the payment.  If Citibank no longer publishes a prime rate, interest shall be paid at the short-term “applicable federal rate” (within the meaning of Section 1274(d) of the Code), plus 2 percentage points, determined as of the date of the payment.  The six-month delay for a Specified Employee does not apply if Employee dies or becomes Disabled prior to his Separation from Service.  Notwithstanding the foregoing, by completing an election form in accordance with Section 8(a)(1), Employee may elect to delay commencement of benefit payments to a later date.  The Supplemental Retirement Benefit may be paid in the form of any annuity form available under the Retirement Plan at the time payments are to begin.  All annuity forms shall be actuarially equivalent to the single life annuity form of payment otherwise payable pursuant to Sections 1 and 3.  Employee shall be permitted to select among the available annuities at any time up to thirty (30) days before the first payment is due.  Employee also may change any previous annuity election at any time up to thirty (30) days before the first payment is due.  If no selection is made, the payments will be made in the form of a single life annuity.

(1)     2008 Election Form.  On or before December 31, 2008, Employee may elect to defer the payment of the supplemental retirement benefit payable pursuant to Section 1 until the later of Employee’s Separation from Service or a specified date that qualifies as a specific time or fixed schedule pursuant to Treas. Reg. § 1.409A-3(i)(1).  The election must be made on a form provided by Company and must be signed by Employee and delivered to Company on or before December 31, 2008.  Employee may change his election regarding the commencement of his payments pursuant to this Section 8(a)(1) by filing a new form with Company prior to December 31, 2008.  After December 31, 2008, Employee may change his election regarding the commencement of his payments only in accordance with Section 8(a)(2).  If a revised election is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid election filed by Employee.  If Employee makes an election pursuant to this Section 8(a)(1), the election will apply only if Employee’s benefit payments commence in 2009 or later.  If, pursuant to the terms of this Agreement as in effect prior to the adoption of this restated Agreement, Employee’s benefit payments are to commence in 2008, any election made by Employee pursuant to this paragraph (1) shall be void and the amounts payable to Employee shall be paid at the time and in the manner described in the Agreement as in effect prior to this restatement.

(2)     Changes in Time of Distribution.  An election that is made after December 31, 2008 that changes the time of payment elected by Employee will be honored only if the following requirements are met:

(i)     The new form will not take effect until at least twelve (12) months after the date on which the new form is filed with Company;

(ii)     If Employee elects to have the payment made on a fixed time or date, the election may not be made less than twelve (12) months prior to the date of the first scheduled payment; and

(iii)     In the case of an election related to a payment not related to Employee’s Disability or death, the first payment with respect to which the election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise be made.

The provisions of this paragraph are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with the requirements of such section and any regulations, rulings or other guidance issued pursuant thereto.

(b)     Payment of Severance Benefits.  The Severance Benefits, if any, due pursuant to Section 6 are intended to comply with the short-term deferral exception to Section 409A as defined in Treas. Reg. § 1.409A-1(b)(4).  As such, the Severance Benefits payable pursuant to Section 6 will be paid within ten (10) business days following Employee’s Separation from Service.

(c)     Payment of Retiree Health Benefits.  To ensure compliance with Section 409A, Company will assure that the Retiree Health Benefits provided by Section 7 are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1-409A-3(i)(1)(iv).  In order to ensure compliance with this provision of the regulations, the Retiree Health Benefits reimbursed in one taxable year will not affect the benefits eligible for reimbursement by the Company in a different taxable year.  All reimbursements of the benefits must be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred.  Employee may not elect to receive cash or any other benefit in lieu of the benefits provided by the Agreement.

(d)     Payment Disputes.  If a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(e)     Ban on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(f)     Distributions Treated as Made Upon a Designated Event.  If Company fails to make any payment, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such distribution will be treated as made within the time period specified in this Agreement pursuant to Treas. Reg. § 1.409A-3(d).

9.     No Assignment.  This Agreement shall inure only to the benefit of Employee (or Employee’s spouse or Dependent Child in the case of death) and Employee’s estate or heirs and may not be assigned, transferred, pledged or hypothecated in any way by Employee or Employee’s spouse, Dependent Child, personal representative, heir, distributee, or other person claiming under Employee and shall not be subject to execution, attachment or similar process.

10.   Source of Payments of Benefits.  This Agreement is a non-qualified, unfunded and unsecured deferred compensation arrangement.  All benefits owing under this Agreement shall be paid out of the general corporate funds of Company, Services or PNM which are subject to the claims of creditors, or out of any trust Company, Services or PNM shall establish or authorize; provided that all assets paid into any such trust shall at all times prior to actual payment to Employee or his beneficiaries remain subject to the claims of the general creditors of Company, Services or PNM.  Neither Employee, his designated beneficiaries, his estate nor his heirs shall (a) have any right, title or interest whatsoever in, or claim to, preferred or otherwise, any particular assets of Company, Services or PNM or any trust that Company, Services or PNM may establish or designate to aid in providing the payment described in this Agreement; or (b) acquire any interest greater than that of an unsecured creditor in any assets of Company, Services or PNM.

If a Change in Control occurs, Employee may request that the Company, Services or PNM sufficiently fund the Public Service Company of New Mexico and Paragon Resources, Inc., Deferred Compensation Trust Agreement and/or any successor trust established by Company, Services or PNM (collectively the “Rabbi Trust”) to provide in full for any benefits accrued under this Agreement as of the date of the occurrence of the Change in Control.  If Employee’s request is accompanied by an opinion of counsel acceptable to Company that the funding of the Rabbi Trust will not result in violation of, or the immediate taxation of Employee pursuant to, Section 409A of the Code, Company, Services or PNM shall fund the Rabbi Trust as requested.

11.    Administrator.  This Agreement shall be administered by the Committee.

12.    Definitions.  For purposes of this Agreement, the following words and phrases shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used.

(a)     Average Earnings.  Average Earnings shall have the meaning set forth in the Retirement Plan, as it may be amended from time to time.

(b)     Cause.  Cause shall have the meaning set forth in the PNM Resources, Inc. Officer Retention Plan, as it may be amended from time to time.

(c)     Change in Control.  Change in Control shall have the meaning set forth in the PNM Resources, Inc. Officer Retention Plan, as it may be amended from time to time.

(d)     Constructive Termination.  During 2008, Constructive Termination shall have the meaning set forth in the prior version of the Agreement that was entered into on March 22, 2000.  Effective as of January 1, 2009, “Constructive Termination” means a termination of employment within two (2) years following the occurrence of one or more of the following circumstances without Employee’s express consent:

(1)     a material diminution in Employee’s base compensation;

(2)     a material diminution in Employee’s authority, duties or responsibilities;

(3)     a material change in the geographic location of Employee’s principal office; or

(4)     any other action or inaction that constitutes a material breach by the Company of this Agreement.

Employee must provide written notice to Company of the existence of the Constructive Termination condition described in paragraphs (i)-(iii) above within ninety (90) days of the initial existence of the condition.

Notwithstanding anything to the contrary, an event described in paragraphs (i)-(iii) above will not constitute Constructive Termination if, within thirty (30) days after Employee gives Company notice of the occurrence or existence of an event that Employee believe constitutes Constructive Termination, Company has fully corrected such event.

(e)     Credited Service.  Credited Service shall have the meaning set forth in the Retirement Plan, as it may be amended from time to time.

(f)     Dependent Child.  Dependent Child shall have the meaning set forth in the Retirement Plan, as it may be amended from time to time.

(g)    Disability.  Disability or Disabled means that the Employee is, by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s long term disability plan.

(h)    Separation from Service.  Separation from Service means either (1) termination of Employee’s employment with Company and all Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services Employee provides to Company to an amount that is 20% or less of the average level of bona fide services Employee provided to Company in the immediately proceeding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).  For purposes of determining whether a Separation from Service has occurred, the term “Affiliate” means (1) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes Company as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and (2) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes Company as a member of the group if for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

Employee’s employment relationship is treated as continuing while Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with Company or an Affiliate is provided either by statute or contract).  If Employee’s period of leave exceeds six months and Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

(i)     Specified Employee.  Specified Employee means certain officers and highly compensated employees of Company as defined in Treas. Reg. § 1.409A-1(i).  The identification date for determining whether Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such year.

13.     Amendment or Termination.  This Agreement may be amended or terminated only by written consent of Company and Employee.  Any amendment to this Agreement that violates the provisions of Section 409A of the Code shall be void.

14.     Controlling Law.  This Agreement shall be interpreted under the laws of the State of New Mexico.

15.     Compliant Operation and Interpretation.  This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

16.     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor of PNM Resources and any such successor shall be deemed substituted for PNM Resources under the terms of this Agreement.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which, at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of PNM Resources.

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IN WITNESS WHEREOF, the parties hereto, personally or by their authorized representatives, have executed this Supplemental Employee Retirement Agreement as of the date first above written.

PNM RESOURCES, INC.

By: /s/ Alice A. Cobb

      Its: SVP, Chief Administration Officer

PUBLIC SERVICE COMPANY OF NEW MEXICO

By: /s/ Alice A. Cobb

      Its: SVP, Chief Administration Officer

PNMR SERVICES COMPANY

By: /s/ Alice A. Cobb

      Its: SVP, Chief Administration Officer

By: /s/ Jeffry E. Sterba
Jeffry E. Sterba